Exhibit 99.1

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News Release
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FOR IMMEDIATE RELEASE:  WEDNESDAY, DECEMBER 20, 2000

                      AT&T DECLARES NEW QUARTERLY DIVIDEND

         NEW YORK - AT&T's (NYSE-T) Board of Directors today declared a dividend of 3.75 cents per share payable February 1, 2001, to shareowners of record on December 29, 2000. The fourth-quarter dividend, as indicated in AT&T's October restructuring announcement, is a decrease from the previously paid quarterly dividend of 22 cents per share.

         "While we did not make this decision lightly, we believe it is necessary and in the best long-term interests of our shareowners to adopt a dividend policy comparable to the policies of our competitors," said AT&T Chairman C. Michael Armstrong.

         At the time of its restructuring announcement, AT&T said its Board would establish a capital structure and specific dividend policy appropriate to each of the four new AT&T companies. For example, the company said, AT&T Consumer is expected to allocate a greater portion of its earnings to dividends. AT&T's other businesses are expected to focus primarily on growth by reinvesting more of their profits over time. The company said it did not expect either AT&T Wireless or AT&T Broadband to pay a dividend in the foreseeable future.

         Noting that it is premature to declare future quarterly dividends, the company said the total dividend, which will be allocated between AT&T Business and AT&T Consumer, is expected in the aggregate to maintain the new quarterly amount announced today.

         AT&T said it expects the Consumer tracking stock to be distributed to shareowners in the second half of 2001. At that time, the Board will decide the specific dividend amount paid by AT&T and its Consumer tracking stock. In making that decision, the Board will consider each company's financial performance and on-going capital needs, the dividend policies and capital structures of comparable companies, and other factors deemed relevant.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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